Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, effective as of June 8, 2021 (the “Second Supplemental Indenture”), among CARLYLE FINANCE L.L.C., a limited liability company duly organized and existing under the laws of the State of Delaware (the “Issuer”), THE CARLYLE GROUP INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), CARLYLE HOLDINGS I L.P., a Delaware limited partnership (“Carlyle Holdings I”), CARLYLE HOLDINGS II L.L.C., a Delaware limited liability company (“Carlyle Holdings II”), CARLYLE HOLDINGS III L.P., a Québec société en commandite duly organized and existing under the laws of Québec (“Carlyle Holdings III”), CG SUBSIDIARY HOLDINGS L.L.C., a Delaware limited liability company (“CG Subsidiary” and, together with the Corporation, Carlyle Holdings I, Carlyle Holdings II and Carlyle Holdings III, the “Guarantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a banking corporation duly organized and existing under the laws of the State of New York, acting as Trustee under the Indenture, as defined herein (the “Trustee”).

RECITALS:

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to that certain Subordinated Indenture, dated as of May 11, 2021 (the “Base Indenture”), and as supplemented by the First Supplemental Indenture, dated as of May 11, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, Section 9.01 of the Base Indenture provides that, among other things, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to add to the covenants for the benefit of the Holders of all or any series of Securities;

WHEREAS, the Issuer and the Guarantors have determined that this Second Supplemental Indenture complies with the terms of the Indenture and, pursuant to Section 9.01, does not require the consent of any Holders; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Guarantors, and the Trustee hereby agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01.    Capitalized terms in this Second Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.02.     “Supplemented Indenture” shall mean the Indenture as supplemented by this Second Supplemental Indenture.

ARTICLE TWO

ADDITIONAL COVENANT

Section 2.01.    Article VI of the First Supplemental Indenture is hereby amended by adding the following Section 6.4:

“Section 6.4 Optional Redemption.

The Company shall not redeem the Notes pursuant to Section 5.1(1)(i) prior to June 15, 2026.”

ARTICLE THREE

MISCELLANEOUS

Section 3.01.    This Second Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

Section 3.02.    This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.03.    This Second Supplemental Indenture may be executed in any number of counterparts, including by electronic (.pdf) format, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.04.    The Article headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05.    If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Supplemented Indenture which is required to be included in the Second Supplemented Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 3.06.    In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07.    Nothing in this Second Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

Section 3.08.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements of the Issuer and the Guarantors and the Trustee assumes no responsibility for the correctness thereof. The Issuer hereby authorizes and directs the Trustee to execute and deliver this Second Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

CARLYLE FINANCE L.L.C., as Issuer

By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

THE CARLYLE GROUP INC., as a Guarantor

By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

CARLYLE HOLDINGS I L.P., as a Guarantor

By:	/s/ Curtis L. Buser
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS II L.L.C., as a Guarantor

By:	/s/ Curtis L. Buser
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS III L.P., as a Guarantor

By:	/s/ Curtis L. Buser
Name:	Curtis L. Buser
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

CG SUBSIDIARY HOLDINGS L.L.C., as a Guarantor

By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President and Senior Transaction Manager

[Signature Page to Second Supplemental Indenture]